UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 17, 2008

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Atlas Pipeline Partners, L.P. (“APL”) entered into an Underwriting Agreement (the “Underwriting Agreement”) dated June 18, 2008 by and among APL, Atlas Pipeline Operating Partnership, L.P., Atlas Pipeline Partners GP, LLC and Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., Lehman Brothers Inc. and UBS Securities LLC, as representatives of the several underwriters listed therein, whereby APL agreed to sell and the underwriters agreed to purchase 5,000,000 common units of APL, plus an option to purchase up to an additional 750,000 common units for the purpose of covering over-allotments, in an offering registered under an effective shelf registration statement (the “Public Offering”). A copy of the Underwriting Agreement is attached hereto as exhibit 1.1. Legal opinions relating to this transaction regarding the legality of the common units offered and certain tax matters are attached as exhibits 5.1 and 8.1 to this current report.

On June 17, 2008, APL entered into a purchase agreement with Atlas America, Inc. (“ATLS”) and Atlas Pipeline Holdings, L.P. (“AHD”) to sell approximately $40.1 million of APL common units representing limited partner interests to ATLS and approximately $10.0 million of APL common units to AHD. The sales will be made in a private transaction exempt from the registration requirements under Section 4(2) of the Securities Act of 1933, as amended. The units will be sold at $36.02, the price in the Public Offering, less underwriting discounts and commissions. A copy of the purchase agreement is attached hereto as exhibit 10.1.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement dated June 18, 2008.
5.1	Opinion of Ledgewood, P.C.
8.1	Opinion of Ledgewood, P.C.
10.1	Common Unit Purchase Agreement dated June 17, 2008, by and among Atlas Pipeline Partners, L.P., Atlas America, Inc. and Atlas Pipeline Holdings, L.P.
23.1	Consent of Ledgewood, P.C. (included in exhibits 5.1 and 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 23, 2008	ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC, its general partner

		By:	/s/ Matthew A. Jones
Chief Financial Officer